                                RETIREMENT AGREEMENT


THIS AGREEMENT, dated as of May 12, 1998, is entered into by and between Nash Finch Company, a Delaware corporation (the "Company"), and Alfred N. Flaten, an individual presently residing in the State of Minnesota (the "Executive").

                                      RECITALS

A. The Company and the Executive have agreed to certain terms and conditions relating to the remaining term of the Executive's employment with the Company and membership on the Company's Board of Directors and the Executive's retirement from the Company and the Board of Directors.

B. All of the terms and conditions relating to the Executive's employment with the Company and membership on the Company's Board of Directors and the Executive's retirement from the Company and the Board of Directors are set forth herein and this Agreement supersedes and replaces in its entirety any previous agreement or understanding relating thereto between the Company and the Executive.

In consideration of the foregoing and the mutual agreements set forth below the parties hereto agree as follows:


1. RETIREMENT. The Executive's employment with the Company will continue until June 1, 1998 (the "Retirement Date"). Effective on the Retirement Date, without any further action or notice, the Executive will resign as an employee, officer and director of the Company and all of its subsidiaries. The terms of the announcement of the Executive's retirement will be mutually agreed upon by the Executive and the Chair of the Nominating Committee of the Company's Board of Directors.

2. COMPENSATION FOR SERVICES THROUGH RETIREMENT DATE. From the date of this Agreement through the Retirement Date, the Executive will continue to receive his base salary at his current rate and will continue to participate in all employee benefit plans for which he is eligible in accordance with the terms of those plans.

3. ADDITIONAL COMPENSATION. Subject to compliance by the Executive with the terms and conditions of this Agreement, and subject to the execution and delivery by the Executive of the release in the form attached hereto (the "Release") and the effectiveness of the Release following the passage of any applicable period of time during which the Release may be revoked by the Executive, and in consideration for the obligations of the Executive under Sections 5 and 6 of this Agreement, the Company agrees as follows.

     A. PERIODIC PAYMENTS. From the Retirement Date until December 31, 1999 or the date of the Executive's death, whichever is earlier, the Company will make periodic cash payments to the Executive at $462,500, the Executive's current annual rate of base salary. The payments will be made in accordance with the Company's standard payroll practices.

     B. LUMP SUM PAYMENT. In lieu of any cash bonus payment for fiscal year 1998, not later than the date on which the Company pays cash bonuses to executives for fiscal year 1998, the Company will make a cash payment to the Executive in the amount of $127,000 (the amount of the Executive's cash bonus for fiscal year 1997). The Executive is not eligible for any further cash bonuses from the Company.

     C. RETIREE MEDICAL. The Company acknowledges that as of the Retirement Date, the Executive will be eligible for retiree medical coverage under the terms of the Nash Finch Company Welfare Benefit Plan in effect on the date of this Agreement. From the Retirement Date until December 31, 1999 or the date of the Executive's death, whichever is earlier, the Company will reimburse the Executive for premiums paid by the Executive for retiree medical coverage under the Plan to the extent the premiums paid by the Executive exceed the premiums paid under the Plan for similar medical coverage by an active employee of the Company. To the extent the reimbursement payments are includible in the Executive's gross income, the Executive acknowledges that he is responsible for the tax due. The Executive acknowledges that the Company reserves the right to amend, modify or terminate the Nash Finch Company Welfare Benefit Plan, including without limitation, the provisions of the Plan relating to retiree medical coverage, and that nothing in this Agreement in any way eliminates or changes that right.

     D. LIFE INSURANCE. The Company acknowledges that as of the Retirement Date, the Executive will be eligible for retiree life insurance benefits in accordance with the Company's group life insurance plan. If the Executive is eligible for and elects to continue group life insurance coverage pursuant to the Company's group life insurance plan, from the effective date of such coverage until December 31, 1999 or the date of the Executive's death, whichever is earlier, the Company will reimburse the Executive for premiums paid by the Executive for the continuation coverage. To the extent the reimbursement payments are includible in the Executive's gross income, the Executive acknowledges that he is responsible for any tax due.

     E.   EXECUTIVE INCENTIVE BONUS AND DEFERRED COMPENSATION PLAN.  Subject to
          Section 8 of the Nash Finch Company Executive Incentive Bonus and Deferred Compensation Plan, distribution of amounts to which the Executive is entitled pursuant to the Plan will be made in equal monthly installments over a period of 120 months commencing with the second month following the month that includes the Retirement Date.
          If the Retirement Date is on or after the last day of the 1998 fiscal year, the Executive will be eligible for an allotment pursuant to the Plan for fiscal year 1998 in accordance with the terms of the Plan.
          If the Retirement Date is before the last day of fiscal year 1998, in lieu of an allotment pursuant to the Plan for fiscal year 1998, the Company will determine the amount, if any, that would have been allotted to the Executive under the Plan for fiscal year 1998 if he had continued employment until the end of the fiscal year, his base salary for the year were $462,500 and his bonus for the year were $127,000. The determination will be made at the same time allotments are determined pursuant to the Plan for fiscal year 1998. The amount so determined and interest thereon determined in accordance with
          Section 6 of the Plan will be paid by the Company to the Executive in equal monthly installments commencing with the month first following the month during which the determination is made and continuing for as many months as the Executive receives installment payments pursuant to the Plan, as if such amounts were paid pursuant to the Plan, including for example, the provisions of Section 8 of the Plan relating to forfeitures and the provisions of Section 14.c. of the Plan relating to acceleration of payment in the event of a change in control. Other than as provided in this Section 3.E, the Executive acknowledges that he is not eligible for allotments pursuant to the Plan for the 1998 fiscal year or any subsequent fiscal year.

     F. PROFIT SHARING PLAN. For the plan year ending December 31, 1998, if the Company determines that the Executive is not eligible to share in the Company's profit sharing contribution, if any, pursuant to the Nash Finch Company Profit Sharing Plan because he fails to satisfy applicable eligibility conditions as a result of his retirement, and for the plan year ending December 31, 1999, the Company will make a cash payment to the Executive in an amount, if any, equal to the amount of the Company's profit sharing contribution that would have been allocated to his account pursuant to the Plan for the 1998 and 1999 plan years had he satisfied applicable eligibility conditions and received eligible earnings for the plan year equal to the maximum amount that may be taken into account for the plan year under I.R.C.
          Section 401(a)(17).  Any payments to the Executive pursuant to this
          Section 3.F. will be made as soon as administratively practicable after the Company makes its profit sharing contribution pursuant to the Plan for the plan year in question but not later than 10 days after the Company makes its profit sharing contribution. The Executive acknowledges that except as provided in this Section 3.F. he is not eligible for any further allocations of contributions to his accounts under the Plan other than pre-tax contributions relating to compensation earned through the Retirement Date.

4. 1994 STOCK INCENTIVE PLAN. The Company acknowledges that for purposes of the Nash Finch Company 1994 Stock Incentive Plan, including the Management Restricted Stock Purchase Program and the Performance Equity Plan implemented thereunder, the Executive's separation from service constitutes a "retirement" and the Executive's rights under the Plan will be determined accordingly. The Executive is not eligible for any further grants or awards under the Plan.

5.   CONSULTING SERVICES.  On and after the Retirement Date and through
     December 31, 1999 or the date of the Executive's death or disability, whichever is earlier, the Executive will make himself available to the Company to provide consulting services as reasonably requested by the Chief Executive Officer of the Company or the Chair of the Company's Board of Directors and will diligently and conscientiously perform such services.
     In no case will the Executive be required to perform consulting services in excess of an average of 30 hours in any calendar month. The Company will pay the Executive a fee of $100 per hour for each hour of consulting services actually performed by the Executive. The Executive will invoice the Company at the end of each month during which he performs services and the Company will pay the Executive within 30 days of receiving the invoice. Consulting fees payable to the Executive pursuant to this Section 5 are in addition to any other compensation to which the Executive is entitled pursuant to this Agreement. The Company will reimburse the Executive in accordance with the Company's normal reimbursement policy for reasonable travel and other expenses incurred in connection with his consulting services. The Executive will serve the Company as an independent contractor with respect to consulting services provided pursuant to this
     Section 5 and will not be considered an employee of the Company or any of its subsidiaries or affiliates. The Executive agrees that he is responsible for any taxes due in connection with his consulting income and that he is not entitled to any benefits provided to employees of the Company or any of its subsidiaries or affiliates in connection with the performance of consulting services and agrees not to make any claims for benefits.

6. NON-COMPETITION AND NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. The Executive agrees that from and after the date of this Agreement and through December 31, 1999, without the prior written consent of the Company's Chief Executive Officer, the Executive will not alone or in any capacity (other than by way of holding shares listed on a stock exchange in a number not exceeding five percent of the outstanding class or series of shares so listed) with any other person or entity:

     A. directly or indirectly engage in any commercial activity involving retail or wholesale food and grocery sales or services to retail food stores and military commissaries anywhere in the world in which the Company or any of its subsidiaries or affiliates then conducts business or has publicly announced plans to conduct business in the future, except to the extent that the Executive's direct or indirect engagement in such commercial activities preceded the date on which the Company and its subsidiaries and affiliates first conducted or publicly announced plans to conduct business; or

     B. in any way interfere or attempt to interfere with the Company's relationships with any of its current or potential vendors, suppliers, distributors or customers; or

     C. solicit for employment, employ or attempt to employ any employee currently employed by the Company or any employee that hereafter becomes employed by the Company.

     The Executive acknowledges that his entitlement to receive benefits under the Nash Finch Company Executive Incentive Bonus and Deferred Compensation Plan after the Retirement Date is subject to all of the terms and conditions of that Plan, including, for example, the terms and conditions set forth in Section 8 of the Plan relating to competition with the Company or its subsidiaries and availability for consultation, and that nothing in this Agreement in any way eliminates or changes any of those terms and conditions. The Executive further agrees that from and after the date hereof, except as may be expressly required in the performance of the Executive's duties for and on behalf of the Company, the Executive will not use or disclose to any party any proprietary or confidential information of the Company or any of its subsidiaries. The parties agree that the additional compensation described in Section 3.A of this Agreement is allocable to the Executive's agreement not to compete pursuant to this
     Section 6. If the Executive breaches his agreement not to compete pursuant to this Section 6, the Executive will not be entitled to any further payments pursuant to Section 3.A and the Company may pursue other remedies in accordance with Section 16 of this Agreement.

7. NON-DISPARAGEMENT. The Executive agrees that he will not, at any time, disparage, demean or criticize, or do or say anything to cause injury to, the business, reputation, management, employees, members of the Board of Directors or products or services of the Company. The Company agrees that it will not, at any time, disparage, demean or criticize, or do or say anything to cause injury to the reputation or career development of the Executive. In addition to any other damages or remedies that may be available to a non-breaching party for any breach of this Section 7, any breaching party will further be obliged to the non-breaching party for any reasonable attorneys fees and costs incurred by the non-breaching party to enforce the provisions of this Section 7.

8. CONFIDENTIALITY. The Company and the Executive each agree that they will hold the facts and circumstances of this Agreement in strict confidence and will not reveal the existence of this Agreement or the terms of this Agreement to anyone except as may be required by law or as expressly provided in this Agreement. Notwithstanding the foregoing, each of the parties hereto will be entitled to advise their respective professional advisors of the terms hereof, and the Executive will be entitled to discuss the terms hereof with immediate family members.

9. NO OTHER COMPENSATION. Other than his right to receive distributions of the benefits he has earned through the Retirement Date pursuant to the terms of the Nash Finch Company Profit Sharing Plan, the Nash Finch Company 1994 Stock Incentive Plan, the Nash Finch Company Income Deferral Plan and the Nash Finch Company Executive Incentive Bonus and Deferred Compensation Plan in accordance with the express terms of these Plans and his right to elect continuation coverage pursuant to I.R.C. Section 4980B or the corresponding provisions of Minnesota law and to exercise any conversion rights available under any Company welfare benefit plan, and the rights granted to the Executive under this Agreement, the Executive agrees and understands that he is entitled to no other compensation other than as expressly enumerated in this Agreement and will not accrue or become entitled to any benefits other than as expressly enumerated herein.
     Without limiting the prior sentence, the Executive acknowledges that as of the Retirement Date, the change in control agreement between the Executive and the Company dated April 12, 1991, as amended effective February 16, 1993, is terminated. The Executive also understands that payments made pursuant to this Agreement may be subject to withholding of applicable income and other employment-related taxes and consents to the Company's right to withhold from such payments. Furthermore, the Executive acknowledges that the benefits under this Agreement are more than he would have received under normal policies in the absence of this Agreement and the Release.

10. VOLUNTARY AGREEMENT. The Executive hereby acknowledges that he fully understands and accepts the terms of this Agreement, that his signature is freely, voluntarily and knowingly given, and that he has been provided 21 days and a full opportunity to review and reflect on the terms of this Agreement and to obtain the advice of legal counsel of his choice, which advice the Company has encouraged him to obtain.

11. RESCISSION PERIOD. On June 2, 1998, the Executive will hand deliver to the Company the executed Release, dated as of the delivery date. The Executive understands that he may rescind this Agreement (and the Release) by delivering written notice of such rescission within 15 days of the date on which he delivers the Release. The notice of rescission may be hand-delivered to the Company's General Counsel or may be mailed by certified mail, return receipt requested, to Nash Finch Company, 7600 France Avenue, Edina, Minnesota 55435, Attn.: General Counsel. The Executive understands that this Agreement (and the Release) will not become effective until the end of such 15-day period and only if the Executive does not rescind this Agreement (and the Release).

12. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all previous negotiations, representations and agreements heretofore made by the parties with respect to the subject matter hereof and except as to those rights reserved to the Executive under this Agreement with respect to any other agreement between the Company and the Executive as recited herein. The headings in this Agreement are included only for convenience of reference; if there is a conflict between a heading and the text of the Agreement, the text will control. No amendment, waiver or discharge hereof will be valid unless in writing and executed by both parties hereto. The waiver by either of the parties, express or implied, of any right under this Agreement or any failure to perform under this Agreement by the other party does not constitute a waiver of any other right under this Agreement or of any other failure to perform under this Agreement by the other party.

13. GOVERNING LAW. The laws of the State of Minnesota will govern the validity, construction and performance of this Agreement, without regard to the conflict of law provisions of any jurisdictions. Any legal proceeding related to this Agreement, will be brought in an appropriate Minnesota court, and both the Company and the Executive hereby consent to the exclusive jurisdiction of that court for this purpose.

14. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted so that it is valid under applicable law. If any provision of the Agreement is to any extent rendered invalid under applicable law, that provision will still be effective to the extent it remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

15. NO ASSIGNMENT. The Executive may not assign this Agreement to any third party for whatever purpose without the express written consent of the Company. The Company may not assign this Agreement to any third party, except by operation of law through merger, consolidation, liquidation or recapitalization, or by sale of all or substantially all of the assets of the Company, without the express written consent of the Executive.

16. REMEDIES. The parties hereto agree that the rights granted by this Agreement are both unique and special, and the parties contemplate that enforcement of this Agreement may be had by recourse to the equitable remedies available in courts of appropriate jurisdiction in addition to any other remedies which may be or may become available at law.

17. BINDING EFFECT. This Agreement and the obligations of the respective parties hereunder shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. In furtherance of, and not in limitation of, the foregoing, the Company agrees that the provisions of this Agreement will be binding upon any successor to the business and assets of the Company and the provisions of this Agreement for the benefit of the Executive will inure to the benefit of the Executive's estate in the event of the Executive's death.

The parties have duly executed this Agreement as of the date set forth above.

                                        NASH FINCH COMPANY



                          By:  /s/ Norman R. Soland
                               ------------------------------------------------
                               Its: Vice President, Secretary & General Counsel
                                    -------------------------------------------

                          ALFRED N. FLATEN
                          /s/ Alfred N. Flaten
                          -----------------------------------------------------

                                      RELEASE

I, Alfred N. Flaten, for good and valuable consideration, do hereby fully and completely release and waive any and all claims, complaints, causes of action or demands of whatever kind, which I have or may have against Nash Finch Company, its predecessors, successors, subsidiaries and affiliates and all of its past and present board members, officers, employees, consultants and agents of those persons and companies (collectively "Nash Finch") for any actions, conduct, decisions, behavior or events relating to or arising out of the terms, conditions, or circumstances of my employment, and membership on the Board of Directors, and separation from employment with, and membership on the Board of Directors of, Nash Finch Company occurring up through the date of my signature on this Release.

I understand and accept that I am giving up any claims, complaints, causes of actions or demands which I have or may have against Nash Finch relating in any way to the terms, conditions or circumstances of my employment and my separation from employment including, but not limited to, claims for employment discrimination prohibited under Title VII of the Federal Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans With Disabilities Act and the Minnesota Human Rights Act, any other state or federal statutes and all claims which I may have based on statutory or common law claims for negligence or other breach of duty, wrongful discharge, breach of express or implied contract, sexual harassment, promissory estoppel, breach of any express or implied promise, misrepresentation, fraud, retaliation, negligent or intentional infliction of emotional distress, defamation, invasion of privacy, tortious interference with contract, negligent hiring, retention or supervision, retaliatory discharge contrary to public policy and any other theory whether legal or equitable.

This Release does not apply to any rights of indemnification that I may have had as an officer and director of Nash Finch Company or any of its subsidiaries or affiliates, including without limitation, any rights that I may have under my July 18, 1995 Indemnification Agreement with Nash Finch Company and any rights that I may have under any directors and officers insurance policy. In addition, this Release does not apply to any rights that I have under my May 12, 1998 Retirement Agreement with Nash Finch Company.

I acknowledge that I have been given 21 days to consider whether I should enter into this Release and have been advised to consult with legal counsel of my choice.

By my signature below, I acknowledge that I freely, voluntarily and knowingly accept the terms of this Release. I believe that the money and other consideration I am receiving from Nash Finch Company is a full and fair payment for this Release. I understand that I may rescind this Release if I do so in writing delivered by certified mail, return receipt requested, to Nash Finch Company in the care of the General Counsel, 7600 France Avenue, Edina, Minnesota 55435 postmarked within 15 days of the date below. I further acknowledge that I have been given the full opportunity to review and reflect on the terms of this Release.

                                        ----------------------------------------
                                        Alfred N. Flaten

Subscribed and sworn to before me this
______ day of June, 1998


----------------------------------------
Notary Public